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                                                                    Exhibit 10.2

                                  Amendment to
                  February 4, 1999 Change of Control Agreement
                          Between Michael T. Wedge and
                            BJ's Wholesale Club, Inc.

     The February 4, 1999 Change of Control Agreement (the "Agreement") between Michael T. Wedge of 10 Tammer Lane, Hopkinton, Massachusetts 01748 ("Executive") and BJ's Wholesale Club, Inc., a Delaware corporation (the "Company"), whose principal office is in Natick, Massachusetts, is hereby amended, effective as of September 9, 2002, as follows.

          1. Section 1.2 of the Agreement is amended to read in its entirety as follows:

     1.2 Benefits Following Qualified Termination of Employment. Executive shall be entitled to the following benefits upon a Qualified Termination:

          (a) Within 30 days following the Date of Termination, the Company shall pay to Executive the following in a lump sum:

          (i) an amount equal to three times Executive's Base Salary for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if Executive's Base Salary was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction), plus the accrued and unpaid portion of Executive's Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the three years following termination of employment shall be offset against such three times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received by Executive after the Base Salary payment; and

          (ii) an amount equal to three times Executive's automobile allowance for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if such automobile allowance was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction unless such reduction was offset by an increase in Base Salary during such 180-day period), plus any portion of Executive's automobile allowance payable but unpaid through the Date of Termination; and

          (iii) an amount equal to three times the Target Bonus amount, as defined and determined under Section 1.1 (a) above without any fractional adjustment.

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          (b) Until the third anniversary of the Date of Termination, the
     Company shall maintain in full force and effect for the continued benefit of Executive and Executive's family all life insurance and medical insurance (other than long-term disability) plans and programs in which Executive was entitled to participate immediately prior to the Control Event (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, all such plans and programs in which Executive was entitled to participate immediately prior to such change, if the benefits thereunder are greater), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in such plans or programs is not available to Executive for any reason, including termination of the plan, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life insurance or medical insurance plans and programs shall be deemed satisfied to the extent (but only to the extent) of any such insurance coverage or benefits provided by another employer.

          (c) If Qualified Termination occurs by reason of Disability, the Company shall maintain in full force and effect for the continued benefit of Executive, disability benefits and/or disability insurance at the same level to which Executive was entitled immediately prior to the Qualified Termination.

          2. Section 8.7 is Amended to read in its entirety as follows:

               "12. Entire Agreement. This Amendment, the Agreement and Exhibits A and B to the Agreement supersede all prior written or oral agreements between the Company and the Executive and represents the entire agreement between the parties relating to the Agreement."


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                          BJ'S WHOLESALE CLUB, INC.

                                          By: /s/ Herbert J. Zarkin
                                              ----------------------------------
                                              Herbert J. Zarkin, Chairman of
                                              the Board


                                          By: /s/ Michael T. Wedge
                                              ----------------------------------
                                              Michael T. Wedge, President and
                                              Chief Executive Officer